Exhibit 99.2

Non-GAAP Financial Information

Operating (non-GAAP) Earnings Per Share and Related Income Statement Items

In an effort to provide better transparency into the operational results of the business, supplementally, the company separates business results into operating and non-operating categories. Operating earnings from continuing operations is a non-GAAP measure that excludes the effects of certain acquisition-related charges, intangible asset amortization, expense resulting from basis differences on equity method investments, retirement-related costs, certain impacts from the Kyndryl separation and their related tax impacts. Due to the unique, non-recurring nature of the enactment of the U.S. Tax Cuts and Jobs Act (U.S. tax reform), the company characterizes the one-time provisional charge recorded in the fourth quarter of 2017 and adjustments to that charge as non-operating. Adjustments primarily include true-ups, accounting elections and any changes to regulations, laws, audit adjustments that affect the recorded one-time charge. Management characterizes direct and incremental charges incurred related to the Kyndryl separation as non-operating given their unique and non-recurring nature. In 2022, these charges primarily related to any net gains or losses on the Kyndryl common stock and the related cash-settled swap with a third-party financial institution, which were recorded in other (income) and expense in the Consolidated Income Statement. As of November 2, 2022, the company no longer held an ownership interest in Kyndryl. For acquisitions, operating (non-GAAP) earnings exclude the amortization of purchased intangible assets and acquisition-related charges such as in-process research and development, transaction costs, applicable retention, restructuring and related expenses, tax charges related to acquisition integration and pre-closing charges, such as financing costs. These charges are excluded as they may be inconsistent in amount and timing from period to period and are significantly impacted by the size, type and frequency of the company’s acquisitions. Given its unique and temporary nature, management has also characterized as non-operating expense, the mark-to-market impact on the foreign exchange call option contracts to economically hedge the foreign currency exposure related to the purchase price of the company’s announced acquisition of StreamSets and webMethods from Software AG. The mark-to-market impact is recorded in other (income) and expense in the Consolidated Income Statement and reflects the fair value changes in the derivative contracts. All other spending for acquired companies is included in both earnings from continuing operations and in operating (non-GAAP) earnings. For retirement-related costs, the company characterizes certain items as operating and others as non-operating, consistent with GAAP. The company includes defined benefit plan and nonpension postretirement benefit plan service costs, multi-employer plan costs and the cost of defined contribution plans in operating earnings. Non-operating retirement-related costs include defined benefit plan and nonpension postretirement benefit plan amortization of prior service costs, interest cost, expected return on plan assets, amortized actuarial gains/losses, the impacts of any plan curtailments/settlements including the one-time, non-cash, pre-tax settlement charge of $5.9 billion ($4.4 billion net of tax) in the third quarter of 2022 and pension insolvency costs and other costs. Non-operating retirement-related costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance, and the company considers these costs to be outside of the operational performance of the business.

Overall, the company believes that supplementally providing investors with a view of operating earnings as described above provides increased transparency and clarity into both the operational results of the business and the performance of the company’s pension plans; improves visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows the company to provide a long-term strategic view of the business going forward. In addition, these non-GAAP measures provide a perspective consistent with areas of interest the company routinely receives from investors and analysts. The company’s reportable segment financial results reflect pre-tax operating earnings from continuing operations, consistent with the company’s management and measurement system.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Additionally, the company reports adjusted EBITDA which, in addition to the operating (non-GAAP) earnings adjustments described above, also excludes income/(loss) from discontinued operations, income tax expense, net interest expense, depreciation/amortization of non-acquired intangible assets including operating lease right-of-use assets, stock-based compensation, and certain other activity that is not reflective of the company’s ongoing operational results such as workforce rebalancing charges and corporate gains and charges. The company uses adjusted EBITDA to measure its operating performance and believes that supplementally providing adjusted EBITDA will provide investors with additional transparency and clarity into how the company’s operational profitability is driving its free cash flow results.

Free Cash Flow / Net Cash from Operating Activities Excluding IBM Financing Receivables

The company uses free cash flow as a measure to evaluate its operating results, plan shareholder return levels, strategic investments and assess its ability and need to incur and service debt. The entire free cash flow amount is not necessarily available for discretionary expenditures. The company defines free cash flow as net cash from operating activities less the change in Financing receivables and net capital expenditures, including the investment in software. A key objective of the Financing business is to generate strong returns on equity, and our Financing receivables are the basis for that growth. Accordingly, management considers Financing receivables as a profit-generating investment, not as working capital that should be minimized for efficiency. Therefore, management presents both free cash flow and net cash from operating activities that exclude the effect of Financing receivables. Free cash flow guidance is derived using an estimate of profit, working capital and operational cash flows. Since the company views Financing receivables as a profit-generating investment which it seeks to maximize, it is not considered when formulating guidance for free cash flow and adjusted EBITDA. As a result, the company does not estimate a GAAP net cash from operations expectation metric.

Constant Currency

When the company refers to growth rates at constant currency or adjusts such growth rates for currency, it is done so that certain financial results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of its business performance. Financial results adjusted for currency are calculated by translating current period activity in local currency using the comparable prior year period’s currency conversion rate. This approach is used for countries where the functional currency is the local currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.